Exhibit 99.1

VISHAY REPORTS RESULTS FOR FIRST QUARTER 2016

•	Revenues for Q1 2016 of $571 million
•	Operating Margin Q1 of 7.1%
•	Adjusted Operating Margin Q1 of 8.2%
•	EPS Q1 of $0.19
•	Adjusted EPS Q1 of $0.19
•	Cash from operations for trailing twelve months Q1 of $252 million and capital expenditures of $147 million
•	Stock repurchase program of $100 million over one year
•	Guidance for Q2 2016 for revenues of $565 - $605 million and gross margins of 23% - 25%

MALVERN, PENNSYLVANIA – May 3, 2016 – Vishay Intertechnology, Inc. (NYSE:VSH), one of the world's largest manufacturers of discrete semiconductors and passive components, today announced its results for the fiscal quarter ended April 2, 2016.

Revenues for the fiscal quarter ended April 2, 2016 were $570.6 million, compared to $593.4 million for the fiscal quarter ended April 4, 2015. The net earnings attributable to Vishay stockholders for the fiscal quarter ended April 2, 2016 were $28.0 million, or $0.19 per diluted share, compared to $30.7 million, or $0.20 per diluted share for the fiscal quarter ended April 4, 2015.

Net earnings attributable to Vishay stockholders for the fiscal quarter ended April 2, 2016 include a gain on early extinguishment of debt of $3.6 million, restructuring and severance costs of $6.5 million, and a remeasurement of the deferred tax liability recorded for the cash repatriation program announced in the fourth fiscal quarter of 2015 of $0.8 million. Net earnings attributable to Vishay stockholders for the fiscal quarter ended April 4, 2015 include restructuring and severance costs of $1.4 million. These items are summarized on the attached reconciliation schedule. Adjusted earnings per diluted share, which exclude these items, were $0.19 and $0.21 for the fiscal quarters ended April 2, 2016 and April 4, 2015, respectively.

Commenting on the results for the first quarter 2016, Dr. Gerald Paul, President and Chief Executive Officer, stated, "A broad recovery of orders from all regions resulted in higher revenues than expected. The automotive market and several industrial product sectors continue to do well. The point of sales of distribution improved during the first quarter and inventory turns for Vishay products at distributors recovered. The production move of MOSFETs has been finalized as scheduled and we will enjoy major cost benefits going forward."

Dr. Paul continued, "We continue to focus on total stockholder return. After having announced the repatriation of $300 million of foreign earnings over the next several years, we are now initiating a $100 million stock repurchase program over one year."

Commenting on the outlook Dr. Paul stated, "For the second quarter, we guide for revenues of $565 to $605 million and gross margins of 23% to 25% at constant exchange rates."

A conference call to discuss Vishay's first quarter financial results is scheduled for Tuesday, May 3, 2016 at 9:00 a.m. ET. The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is 87659879.

There will be a replay of the conference call from 12:00 p.m. ET on Tuesday, May 3, 2016 through 11:59 p.m. ET on Tuesday, May 10, 2016. The telephone number for the replay is 800-585-8367 (+1 855-859-2056 or 404-537-3406 if calling from outside the United States or Canada) and the access code is 87659879.

A live audio webcast of the conference call and a PDF copy of the press release and the quarterly presentation can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

About Vishay

Vishay Intertechnology, Inc., a Fortune 1000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at www.vishay.com.

This press release includes certain financial measures which are not recognized in accordance with U.S. generally accepted accounting principles ("GAAP"), including adjusted net earnings; adjusted earnings per share; earnings before interest, taxes, depreciation and amortization ("EBITDA"); adjusted EBITDA; and adjusted EBITDA margin; which are considered "non- GAAP financial measures" under the U.S. Securities and Exchange Commission rules. These non-GAAP measures supplement our GAAP measures of performance or liquidity and should not be viewed as an alternative to GAAP measures of performance or liquidity. Non-GAAP measures such as adjusted net earnings, adjusted earnings per share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin do not have uniform definitions. These measures, as calculated by Vishay, may not be comparable to similarly titled measures used by other companies. Management believes that such measures are meaningful to investors because they provide insight with respect to intrinsic operating results of the Company. Although the term "EBITDA" is not defined in GAAP, the measure is derived using various line items measured in accordance with GAAP. Reconciling items to arrive at adjusted net earnings represent significant charges or credits that are important to understanding the Company's intrinsic operations.

Reconciling items to calculate adjusted EBITDA represent those same items used in computing adjusted net earnings, as relevant. Furthermore, the presented calculation of adjusted EBITDA is substantially similar to, but not identical to, a measure used in the calculation of financial ratios required for covenant compliance under Vishay's revolving credit facility. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in the Company's financial statements presented in its annual report on Form 10-K and its quarterly reports presented on Forms 10-Q.

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation, repatriation of foreign earnings, cost reduction programs and their financial impact, and the performance of the economy in general, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; delays or difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; uncertainty related to the effects of changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; changes in applicable domestic and foreign tax regulations and uncertainty regarding the same; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarters ended
	April 2, 2016	December 31, 2015	April 4, 2015

Net revenues	$570,606	$555,928	$593,436
Costs of products sold	433,297	430,372	448,398
Gross profit	137,309	125,556	145,038
Gross margin	24.1%	22.6%	24.4%

Selling, general, and administrative expenses	90,286	85,509	96,070
Restructuring and severance costs	6,475	9,821	1,410
Operating income (loss)	40,548	30,226	47,558
Operating margin	7.1%	5.4%	8.0%

Other income (expense):
Interest expense	(6,466)	(5,911)	(6,361)
Other	779	116	3,460
Gain on early extinguishment of debt	3,611	-	-
Total other income (expense) - net	(2,076)	(5,795)	(2,901)

Income (loss) before taxes	38,472	24,431	44,657

Income taxes	10,320	162,057	13,732

Net earnings (loss)	28,152	(137,626)	30,925

Less: net earnings (loss) attributable to noncontrolling interests	138	189	226

Net earnings (loss) attributable to Vishay stockholders	$28,014	$(137,815)	$30,699

Basic earnings (loss) per share attributable to Vishay stockholders	$0.19	$(0.93)	$0.21

Diluted earnings (loss) per share attributable to Vishay stockholders	$0.19	$(0.93)	$0.20

Weighted average shares outstanding - basic	147,832	147,702	147,698

Weighted average shares outstanding - diluted	150,627	147,702	152,666

Cash dividends per share	$0.0625	$0.0600	$0.0600

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	April 2, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$531,296	$475,507
Short-term investments	544,328	619,040
Accounts receivable, net	286,996	272,559
Inventories:
Finished goods	118,276	108,869
Work in process	201,133	201,045
Raw materials	106,836	110,657
Total inventories	426,245	420,571

Prepaid expenses and other current assets	99,753	99,815
Total current assets	1,888,618	1,887,492

Property and equipment, at cost:
Land	91,351	89,593
Buildings and improvements	575,447	562,171
Machinery and equipment	2,424,312	2,380,299
Construction in progress	68,514	79,910
Allowance for depreciation	(2,299,172)	(2,246,677)
	860,452	865,296

Goodwill	142,183	138,244

Other intangible assets, net	100,541	103,258

Other assets	154,830	158,696
Total assets	$3,146,624	$3,152,986

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)

	April 2, 2016	December 31, 2015
	(unaudited)
Liabilities and stockholders' equity
Current liabilities:
Notes payable to banks	$3	$4
Trade accounts payable	143,375	157,210
Payroll and related expenses	112,114	113,976
Other accrued expenses	160,902	164,336
Income taxes	21,633	22,198
Total current liabilities	438,027	457,724

Long-term debt less current portion	400,124	436,738
Deferred income taxes	306,333	305,413
Other liabilities	63,964	60,450
Accrued pension and other postretirement costs	255,447	264,618
Total liabilities	1,463,895	1,524,943

Equity:
Vishay stockholders' equity
Common stock	13,556	13,546
Class B convertible common stock	1,213	1,213
Capital in excess of par value	2,059,228	2,058,492
Retained earnings (accumulated deficit)	(300,673)	(319,448)
Accumulated other comprehensive income (loss)	(96,300)	(131,327)
Total Vishay stockholders' equity	1,677,024	1,622,476
Noncontrolling interests	5,705	5,567
Total equity	1,682,729	1,628,043
Total liabilities and equity	$3,146,624	$3,152,986

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Fiscal quarters ended
	April 2, 2016	April 4, 2015

Operating activities
Net earnings	$28,152	$30,925
Adjustments to reconcile net earnings (loss) to
net cash provided by operating activities:
Depreciation and amortization	40,017	45,410
(Gain) loss on disposal of property and equipment	(22)	(83)
Accretion of interest on convertible debentures	1,120	1,036
Inventory write-offs for obsolescence	5,816	4,854
Gain on early extinguishment of debt	(3,611)	-
Other	(13,950)	(7,080)
Changes in operating assets and liabilities,
net of effects of businesses acquired	(37,264)	(61,564)
Net cash provided by operating activities	20,258	13,498

Investing activities
Purchase of property and equipment	(19,756)	(19,782)
Proceeds from sale of property and equipment	64	719
Purchase of short-term investments	(24,588)	(78,905)
Maturity of short-term investments	117,676	17,414
Sale of short-term investments	-	503
Sale of other investments	-	400
Other investing activities	2,975	977
Net cash provided by (used in) investing activities	76,371	(78,674)

Financing activities
Principal payments on long-term debt and capital lease obligations	(22,595)	-
Net proceeds (payments) on revolving credit lines	(12,000)	15,000
Net changes in short-term borrowings	(719)	(6)
Dividends paid to common stockholders	(8,473)	(8,126)
Dividends paid to Class B common stockholders	(758)	(728)
Excess tax benefit from RSUs vested	-	21
Net cash provided by (used in) financing activities	(44,545)	6,161
Effect of exchange rate changes on cash and cash equivalents	3,705	(16,155)

Net increase (decrease) in cash and cash equivalents	55,789	(75,170)

Cash and cash equivalents at beginning of period	475,507	592,172
Cash and cash equivalents at end of period	$531,296	517,002

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share amounts)
	Fiscal quarters ended
	April 2, 2016	December 31, 2015	April 4, 2015

GAAP net earnings (loss) attributable to Vishay stockholders	$28,014	$(137,815)	$30,699

Reconciling items affecting operating margin:
Restructuring and severance costs	$6,475	$9,821	$1,410

Reconciling items other income (expense):
Gain on early extinguishment of debt	$(3,611)	$-	$-

Reconciling items affecting tax expense (benefit):
Tax effects of items above and other one-time tax expense (benefit)	$(1,656)	$149,296	$(508)

Adjusted net earnings	$29,222	$21,302	$31,601

Adjusted weighted average diluted shares outstanding	150,627	150,497	152,666

Adjusted earnings per diluted share*	$0.19	$0.14	$0.21

* Includes add-back of interest on exchangeable notes in periods where the notes are dilutive.

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of EBITDA and Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarters ended
	April 2, 2016	December 31, 2015	April 4, 2015

GAAP net earnings (loss) attributable to Vishay stockholders	$28,014	$(137,815)	$30,699
Net earnings attributable to noncontrolling interests	138	189	226
Net earnings (loss)	$28,152	$(137,626)	$30,925

Interest expense	$6,466	$5,911	$6,361
Interest income	(1,133)	(1,057)	(1,197)
Income taxes	10,320	162,057	13,732
Depreciation and amortization	40,017	41,888	45,410
EBITDA	$83,822	$71,173	$95,231

Reconciling items
Restructuring and severance costs	$6,475	$9,821	$1,410
Gain on early extinguishment of debt	(3,611)	-	-

Adjusted EBITDA	$86,686	$80,994	$96,641

Adjusted EBITDA margin**	15.2%	14.6%	16.3%

** Adjusted EBITDA as a percentage of net revenues

Source: Vishay Intertechnology, Inc.
Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300